Ernst & Young LLP

Two Commerce Square

Suite 4000

2001 Market Street

Philadelphia, Pennsylvania 19103-7096

Phone: (215) 448-5000

www.ey.com

January 23, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Sub-Item 77K, Changes in Registrant's Certifying Accountant, of Form N-SAR dated January 23, 2007 of FDP Series, Inc. (comprising of Franklin Templeton Total Return FDP Fund, Marsico Growth FDP Fund, MFS Research International FDP Fund, and Van Kampen Value FDP Fund) and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

January 23, 2007